Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this Registration Statement on Form S-1 of Public Policy Holding Company, Inc. for the registration of the initial public offering of common stock, of our report dated June 6, 2025 (except for a) the determination of earnings per share in the Consolidated Statements of Operations and Comprehensive Loss and the presentation of share counts in the Consolidated Statements of Stockholders’ Equity as discussed in Notes 1 and 12, and the subsequent events discussed in Note 13 as to which the date is September 3, 2025; b) the effects of the reverse stock split discussed in Note 1 as to which the date is October 10, 2025; and c) the disclosure of the restatement discussed in Note 1 as to which the date is January 9, 2026), with respect to the consolidated financial statements of Public Policy Holding Company, Inc. included in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this registration statement.
/s/ Forvis Mazars, LLP
Tysons, Virginia
January 20, 2026